Exhibit 10.1

CBIZ, INC.

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

CBIZ, Inc., hereby establishes the CBIZ, Inc. Change in Control Severance Plan (the “Plan”) to provide for the payment of severance to eligible employees of the Company who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan shall be effective as of July 28, 2026 (the “Effective Date”) and shall continue until terminated as provided herein.

ARTICLE I

DEFINITIONS

The following words used herein shall have the following meanings wherever used in the Plan:

1.1 “Accrued Amounts” means all amounts earned or accrued, but not paid as of the Participant’s Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Participant on behalf of the Company prior to the Termination Date, and (iii) accrued but unused paid time-off.

1.2 “Annual Compensation” means the sum of the Participant’s Base Salary and Target Annual Bonus.

1.3 “Base Salary” means the Participant’s annual base salary from the Company as of immediately prior to the Termination Date (or, if greater, immediately prior to the Change in Control).

1.4 “Board” means the Board of Directors of the Company.

1.5 “Cause” shall have the meaning ascribed to such term in the Equity Plan; provided, that, “Cause” shall not include a termination due to the Participant’s death or permanent disability.

1.6 “Change in Control” shall have the meaning ascribed to such term in the Equity Plan.

1.7 “COBRA Reimbursement” means the monthly cost the Participant would incur (as determined by the Plan Administrator) in respect of the premiums for coverage for the Participant and, to the extent the Participant’s dependents were actually enrolled in coverage under the Company’s group health plan immediately prior to the Termination Date (or, if applicable, immediately prior to the Change in Control), the Participant’s dependents, under the Company’s group health plan at the same level of coverage that the Participant (and, if applicable, the Participant’s dependents) had immediately prior to the Termination Date (or, if greater, immediately prior to the Change in Control).

1.8 “Company” means (i) CBIZ, Inc. and (ii) following a Change in Control, any successor entity to CBIZ, Inc.

1.9 “Covered Termination” means a termination of the Participant’s employment by the Company without Cause or a resignation by the Participant for Good Reason, in each case, during the Protection Period.

1.10 “Equity Plan” means the CBIZ, Inc. 2019 Omnibus Incentive Plan, as in effect on the date hereof.

1.11 “Good Reason” means, for the Tier I Participant and the Tier II Participants, the occurrence of any of the following events or conditions:

i. a material adverse change in the Participant’s title, position, duties, authority or responsibilities (including reporting responsibilities);

ii. a reduction in the Participant’s Base Salary or Target Annual Bonus or any failure to pay the Participant any compensation or benefits to which the Participant is entitled within thirty (30) days of the date due;

iii. requiring the Participant to be based at any place outside a 50-mile radius from the Participant’s then-current principal place of employment, except for reasonably required business travel for the Company;

iv. the assignment to the Participant of any duties or responsibilities which are materially inconsistent with the Participant’s duties and responsibilities prior to the Change in Control; or

v. the failure of the Company to obtain an agreement from any successor or assign of the Company to assume the Company’s obligations under this Plan.

1.12 “Good Reason” means, for the Tier III Participants and the Tier IV Participants, the occurrence of any of the following events or conditions:

i. a material reduction in the Participant’s Base Salary or Target Annual Bonus;

ii. requiring the Participant to be based at any place outside a 50-mile radius from the Participant’s then-current principal place of employment, except for reasonably required business travel for the Company; or

iii. the failure of the Company to obtain an agreement from any successor or assign of the Company to assume the Company’s obligations under this Plan.

A Good Reason termination shall not occur unless the Participant gives written notice to the Company that an event or condition described in Section 1.11 or Section 1.12 (as applicable) has occurred within a time period not to exceed ninety (90) days from the date of first occurrence of such event or condition, and the Company shall have at least thirty (30) days from the time of that notice in which to remedy the event or condition described in Section 1.11 or Section 1.12 (as applicable). If the Company fails to cure the event or condition within such thirty (30) day cure period, the Participant must resign within thirty (30) days following the expiration of the cure period in order for such resignation to constitute a Covered Termination.

1.13 “Participant” means a Tier I Participant, a Tier II Participant, a Tier III Participant or a Tier IV Participant, in each case, who is an employee of the Company at the commencement of the Protection Period and who has not provided the Company with a notice of termination as of the commencement of the Protection Period. An individual will cease being a Participant once all payments due to the Participant under the Plan have been made, and no person will have any further rights under the Plan with respect to such former Participant.

1.14 “Participation Letter” means a written letter from the Company setting forth the terms and conditions of an employee’s participation in the Plan.

1.15 “Plan” means this CBIZ, Inc. Change in Control Severance Plan.

1.16 “Plan Administrator” means the Board or any person or entity designated by the Board as Plan Administrator. Following a Change in Control, the board of the surviving or successor entity shall be the Plan Administrator.

1.17 “Pro Rata Bonus” means the Participant’s Target Annual Bonus multiplied by a fraction the numerator of which is the number of days that the Participant was employed by the Company during the year in which the Termination Date occurs and the denominator of which is 365.

1.18 “Protection Period” means the period commencing on the earlier to occur of (i) a public announcement by the Company of a transaction that results in a Change in Control and (ii) the entry by the Company into a definitive agreement that results in a Change in Control, and, in each case, ending on the date that is two years following the consummation of the Change in Control transaction; provided, that, if such definitive agreement is terminated in accordance with its terms, the Protection Period shall terminate concurrently therewith.

1.19 “Release Agreement” shall have the meaning set forth in Section 2.3 herein.

1.20 “Severance Payments” means the amounts set forth in Article II (other than the Accrued Amounts).

1.21 “Target Annual Bonus” means the amount of a Participant’s target annual cash incentive opportunity from the Company under the Company’s annual cash incentive plan in which the Participant is eligible to participate for the year in which the Termination Date occurs (or, if greater, immediately prior to the Change in Control).

1.22 “Termination Date” means the date upon which a Participant incurs a Covered Termination.

1.23 “Tier I Participant” means the Chief Executive Officer of the Company.

1.24 “Tier II Participant” means (i) members of the Senior Leadership Team listed on Exhibit A hereto and (ii) any other employee of the Company who is designated by the Plan Administrator as eligible to participate in the Plan and, in each case, who receives a Participation Letter from the Plan Administrator designating them as eligible to participate in the Plan as a Tier II Participant. The Plan Administrator will maintain a Tier II Participant schedule listing the Tier II Participants, which schedule may be supplemented by the Plan Administrator from time-to-time.

1.25 “Tier III Participant” means (i) any employee of the Company who is listed on Exhibit B hereto or (ii) any other employee of the Company who is designated by the Plan Administrator as eligible to participate in the Plan and, in each case, who receives a Participation Letter from the Plan Administrator designating them as eligible to participate in the Plan as a Tier III Participant. The Plan Administrator will maintain a Tier III Participant schedule listing the Tier III Participants, which schedule may be supplemented by the Plan Administrator from time-to-time.

1.26 “Tier IV Participant” means (i) any employee of the Company who is listed on Exhibit C hereto or (ii) any other employee of the Company who is designated by the Plan Administrator as eligible to participate in the Plan and, in each case, who receives a Participation Letter from the Plan Administrator designating them as eligible to participate in the Plan as a Tier IV Participant. The Plan Administrator will maintain a Tier IV Participant schedule listing the Tier IV Participants, which schedule may be supplemented by the Plan Administrator from time-to-time.

ARTICLE II

SEVERANCE PAYMENTS

2.1 Covered Termination. Subject to Section 2.3, if a Participant incurs a Covered Termination, the Participant shall be eligible to receive the following payments and benefits:

(i) a lump-sum cash payment in the amount equal to the Participant’s Accrued Amounts, less all applicable taxes and withholdings required by law;

(ii) a lump-sum cash payment in the amount equal to the Participant’s Annual Compensation multiplied by (a) 3.0 for the Tier I Participant, (b) 2.0 for the Tier II Participants, (c) 1.0 for the Tier III Participants or (d) 0.5 for the Tier IV Participants, in each case, less all applicable taxes and withholdings required by law;

(iii) a lump-sum cash payment in the amount equal to the Participant’s Pro Rata Bonus, less all applicable taxes and withholdings required by law; and

(iv) a lump-sum cash payment in the amount equal to the COBRA Reimbursement multiplied by (a) 36 for the Tier I Participant, (b) 24 for the Tier II Participants, (c) 12 for the Tier III Participants or (d) 6 for the Tier IV Participants, in each case, less all applicable taxes and withholdings required by law.

2.2 Payment. Unless otherwise provided in a Participant’s Participation Letter, all Severance Payments shall be paid in one lump-sum payment on the Company’s first regularly scheduled payroll date following the 60th day following the Participant’s Termination Date, subject to the Participant’s Release Agreement becoming effective prior to such 60th day; provided, however, that, the Accrued Amounts shall be paid within 30 days following the Termination Date (or such earlier date as required under applicable law).

2.3 Conditions to Severance Payments. As consideration for, and in order to be entitled to receive or continue to receive any Severance Payments (other than the Accrued Amounts), the Participant must execute, return to the Company, and (if applicable) not revoke a general release of claims, in the form attached hereto as Exhibit D (for Participants under the age of 40 as of their Termination Date) or Exhibit E (for Participants aged 40 or over as of their Termination Date) (as applicable, the “Release Agreement”), which Release Agreement must be signed, returned to the Company and no longer subject to revocation (to the extent applicable) within the timeframe set forth therein.

ARTICLE III

SECTION 280G

3.1 Section 280G. In the event that the Severance Payments and/or any other compensatory payment or benefits (including accelerated vesting) that the Participant is entitled to receive or retain in connection with a Change in Control (collectively, the “280G Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s 280G Payments shall either be payable (i) in full, or (ii) as to such lesser amount which would result in no portion of such 280G Payments being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Participant on an after-tax basis, of the greatest amount of 280G Payments notwithstanding that all or some portion of such 280G Payments may be taxable under Section 4999 of the Code. The Company and each Participant agree to work together in good faith to mitigate the impact on the Participant of this Article III and Section 280G of the Code. Any determination required under this Article III shall be made in writing by the independent public accountants that are selected by mutual agreement of the Tier I Participant and the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

ARTICLE IV

AMENDMENT; TERMINATION AND ASSIGNMENT

4.1 Plan Term. The Plan shall become effective on the Effective Date and shall automatically terminate on the third anniversary of the Effective Date (the “Initial Term”); provided, that, upon the expiration of the Initial Term, the Plan shall automatically renew for successive one-year periods (each, a “Renewal Term”) unless the Plan Administrator provides written notice of non-renewal to each Participant at least 180 days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable. Notwithstanding the foregoing, if the expiration of the Initial Term or Renewal Term, as applicable, occurs during the Protection Period, the Plan shall remain in effect and shall not terminate until the expiration of the Protection Period and the payment of all Severance Payments that become due under the Plan.

4.2 Amendment. The Company may amend the Plan or any Participation Letter at any time, or from time to time, by action of the Board; provided, that, no such amendment shall adversely affect a Participant’s right or eligibility to receive Severance Payments or the amount of the Severance Payments payable to a Participant, in each case, without the written consent of each Participant.

4.3 Successors; Assigns. This Plan and the Participation Letters shall be binding upon the Company and its successors and the Company shall require the surviving or successor entity following a Change in Control to expressly assume and agree to perform the Company’s obligations under this Plan and the Participation Letters in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred. The Participant may not assign any right or interest hereunder, except by will or by the laws of descent and distribution. This Plan and the Participation Letters shall inure to the benefit of and be enforceable by the Participant’s legal personal representative.

ARTICLE V

MISCELLANEOUS

5.1 Exclusive Benefit. The Plan has been adopted for the exclusive benefit of the Participants. Notwithstanding the foregoing, nothing herein or in a Participation Letter shall be construed as giving to any employee or any other person any legal or equitable right against the Company unless such right shall exist by reason of the express provisions of the Plan or a Participation Letter or any action taken pursuant thereto and in compliance therewith.

5.2 Deductions or Withholdings. The Company shall have the authority to deduct or withhold (or cause to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Plan such federal, state and local income, employment or other taxes or amounts as may be required or permitted to be withheld pursuant to any applicable law or regulation.

5.3 Benefits Not Taken Into Account as Compensation. Amounts due or payable under this Plan shall not be taken into account to determine the amount or accrual of any benefit under any Company employee benefit plan, except as required by the terms of such plan or applicable law.

5.4 No Assets. Participation in the Plan shall not entitle any Participant to any assets of the Company. No funds shall in any way be set aside or segregated from the general assets of the Company by reason of a Participant’s participation herein except as otherwise expressly provided herein.

5.5 No Employment Right. Nothing herein or in a Participation Letter shall be construed as giving any Participant the right to be retained in the service of the Company or its affiliates or shall in any way affect the right of the Company to control its employees or be held to create any liability upon the Company or its affiliates to retain any Participant in their service. All Participants shall remain subject to termination to the same extent as if the Plan had not been put into effect.

5.6 Other Severance Arrangements. Except as otherwise may be required under applicable law, with respect to a Covered Termination, this Plan supersedes any and all prior separation, severance and salary continuation plans, policies, programs and arrangements that previously may have been offered by the Company to Participants; provided, that, if the Participant is party to an employment agreement with the Company providing for severance payments and benefits, the Participant’s Participation Letter may include additional terms and conditions relating to the Participant’s severance entitlements (including with respect to the payment schedule of the Severance Payments). Any Participant who is eligible to receive benefits under any applicable law shall not be eligible to receive benefits under the Plan unless otherwise expressly provided by the Company.

5.7 No Duplication of Benefits. Benefits under the Plan are not intended to duplicate such benefits as workers’ compensation, wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay under an employment agreement or similar benefits under other benefit plans, severance programs, employment contracts or applicable laws. Should such other benefits or payments be payable, benefits or payments payable to a Participant under the Plan will be offset and reduced by what is otherwise payable, or, alternatively, benefits previously paid under the Plan will be treated as having been paid to satisfy such other benefit obligations but only in a manner consistent with Code Section 409A.

5.8 WARN Act. Any Severance Payments hereunder are considered a part of, and not in addition to, any amounts that may be payable to a Participant under the Worker Adjustment Retraining Notification Act or any similar law or regulation.

5.9 Governing Law. This Plan and the Participation Letters shall be governed, construed and enforced in accordance with the laws of the State of Ohio (without reference to its conflicts of laws provisions). By participating in this Plan, each Participant agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding arising out of this Plan.

5.10 No Liability. No liability shall be incurred by the Company beyond the specific provisions of the Plan.

5.11 Severability. Should any provision of the Plan or any Participation Letter be deemed or held to be unlawful or invalid for any reason, such provision shall not adversely affect the other provisions of the Plan or the Participation Letter unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

5.12 Titles. The titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

5.13 Code Section 409A.

(a) Interpretation. The Company intends that payments and benefits under this Plan will either comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan and the Participation Letters shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of the Plan or relating to any such payments or benefits, references to a “termination,” “termination of employment,” “Covered Termination” or like terms shall mean “separation from service.”

(c) Specified Employees. Notwithstanding any contrary provision in the Plan, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of the Participant’s separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid on the day that immediately follows the end of such six (6) month period.

(d) Installment Payments. If an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e) Release Agreement. Notwithstanding anything herein to the contrary, if any payment or benefit paid or provided under this Plan is determined to be “nonqualified deferred compensation” that is subject to Section 409A, and the payment or provision of such payment or benefit could be made in either of two calendar years depending upon when a Participant’s Release Agreement becomes irrevocable, such payment or provision of benefits shall in all cases be made in the second such calendar year.

Exhibit A

[List of Participants]

Exhibit B

[List of Participants]

Exhibit C

[List of Participants]

Exhibit D

Release Agreement – Under 40

[Form of Agreement]

Exhibit E

Release Agreement – Aged 40 and Over

[Form of Agreement]